FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:	AT CREATIVE VISTAS:

Haris Tajyar	Sayan Navaratnam
Managing Partner	Chairman and CEO
Ph: 818-382-9702	Ph: 905-666-8676
htajyar@irintl.com	sayan@creativevistasinc.com

FOR IMMEDIATE RELEASE
April 1, 2008

Creative Vistas, Inc. Reports Financial Results for Fourth Quarter and Fiscal Year 2007

Revenues Rises 49% in Q4 and 31% in Year, Beating Guidance; EBITDA Soars 202% for Quarter and 63% for Year

WHITBY, Ontario—April 1, 2008—Creative Vistas, Inc. (OTCBB:CVAS), a leading provider of advanced video security and surveillance solutions and broadband-related services, today reported financial results for the fourth quarter and fiscal year ended December 31, 2007.

In the fourth quarter ended December 31, 2007, revenues totaled $11.47 million, up 49% from $7.72 million in the fourth quarter of 2006. Net loss for the quarter was ($508,700), or ($0.02) per fully diluted share, compared to ($1.16 million), or ($0.03) per fully diluted share, in the fourth quarter of 2006. Revenues for the fourth quarter of 2007 exceeded guidance, announced in November 2007, for revenues ranging from $10.7 million to $11.0 million.

In the year ended December 31, 2007, revenues totaled $39.99 million, up 31.3% from $30.45 million in 2006. Net loss in 2007 was ($581,600), or ($0.02) per fully diluted share, compared to a net loss of ($5.54 million), or ($0.17) per fully diluted share, in 2006.

EBITDA Beats Guidance

EBITDA1 (earnings before interest, taxes, depreciation and amortization) in the fourth quarter of 2007 totaled $1.0 million, up 202% from $331,600 in the fourth quarter of 2006. Fourth quarter 2007 EBITDA exceeded earlier guidance of $475,000 to $575,000.

For all of 2007, EBITDA was $3.90 million, up 63% from $2.39 million in 2006. EBITDA excluding non-cash items was $4.55 million in 2007, up from $3.07 million in 2006.

As in prior quarters, the net income and EPS results for the fourth quarter and fiscal year 2007 have been affected substantially by adjustments related to Creative Vistas’ capital structure. For that reason, the Company believes EBITDA provides a useful tool, in conjunction with measures recognized under generally accepted accounting principles (“GAAP”), for gauging the ongoing performance of its operating units. However, CVAS does not consider EBITDA an adequate substitute for GAAP-recognized measures.

Sayan Navaratnam, Chairman and CEO of Creative Vistas, commented, “Today’s 2007 fourth quarter and annual results reflect the Company’s continued success in executing a growth strategy based on growing revenue aggressively without compromising EBIDTA. In fact our growth in revenues was complemented by a stronger growth in EBIDTA. We are particularly pleased with the performance of our proprietary business intelligence (BI) software in contributing both to efficient operations and to the leveraging of customer contacts for sales of products and services in our broadband division. The past year put us in a strong position, both operationally and financially, to begin the major initiative of 2008, our penetration of the large U.S. cable, telecommunications and satellite markets.”

Broadband Services Spur Revenue Growth

Revenue growth for the fourth quarter and fiscal year 2007 was driven primarily by rising sales volume in CVAS’ broadband-related services business.

Operating Profits Rise, Financing Costs Drop

The narrowing of net losses in 2007 was due both to increased operating profit and reduced non-operating costs, especially financing expenses. Income from operations in the fourth quarter of 2007 was $341,500, compared to an operating loss of ($461,500) in the fourth quarter of 2006. For all of 2007, income from operations was $1.49 million, up from $802,300 in 2006.

In the fourth quarter of 2007, interest and amortization of deferred charges (excluding the effect of foreign exchange) totaled $856,000, up from $573,500 in the fourth quarter of 2006. For the full year 2007, expenses in these categories were down sharply, to $3.14 million from $6.34 million in 2006. CVAS recorded no expenses related to valuation of derivative liabilities in 2007, compared to such expenses totaling $943,500 in 2006.

Since the end of 2007, CVAS has announced the signing of service contracts with two major U.S. cable companies, serving markets in and around New Orleans, La., and Charlotte, N.C. It also has acquired an approximately 10% stake in 180 Connect, Inc., an Englewood, Colo.-based company that provides installation, integration and fulfillment services to satellite and cable system operators in the U.S. and Canada.

If you would like to be added to Creative Vistas' investor email lists or have additional questions, please contact Haris Tajyar with Investor Relations International at htajyar@irintl.com or sayan@creativevistasinc.com. For further information on CVAS please visit www.creativevistasinc.com.

About Creative Vistas

Creative Vistas Inc. is a leading provider of security-related technologies and systems. It also provisions the deployment of broadband services. Operating through its wholly-owned subsidiaries AC Technical Systems Ltd. and Iview Digital Video Solutions Inc., it offers proprietary and non-proprietary technologies to the integrated electronic security and surveillance market. Its systems are used by numerous high-profile clients including government, school boards, retail outlets, banks and hospitals. Through its subsidiary Cancable, Inc., Creative Vistas provisions the deployment and servicing of broadband technologies to the commercial and residential market. Creative Vistas is based in Ontario, Canada.

Forward-Looking Statements: Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results for reasons described from time to time in the Company's public filings. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events.

Contact:
Investor Relations International
Haris Tajyar, 818-382-9700
htajyar@irintl.com
OR
Creative Vistas, Inc.
Sayan Navaratnam, 905-666-8676
sayan@creativevistasinc.com

1 EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

Creative Vistas, Inc.
Consolidated Balance Sheets
December 31	2007	2006
Assets
Current Assets
Cash and bank balances	$1,960,340	$3,561,181
Accounts receivable, net of allowance
for doubtful accounts $405,432 (2006-$218,450)	6,187,551	3,860,036
Income tax recoverable	448,126	351,344
Inventory	1,043,815	764,077
Prepaid expenses	270,930	237,288
Due from related parties	2,581	2,203
Total current assets	9,913,343	8,776,129
Property and equipment, net of depreciation	6,352,014	3,824,555
Deposits	125,498	156,080
Goodwill	3,101,598	2,893,845
Restricted cash	53,430	339,028
Deferred financing costs, net	551,747	647,542
Intangible assets	1,717,003	1,600,000
Deferred income taxes	37,547	32,746
	$21,852,180	$18,269,925
Liabilities and Stockholders’ (Deficiency)
Current Liabilities
Accounts payable	$3,328,740	$2,578,985
Accrued salaries and benefits	1,555,981	1,157,552
Accrued commodity taxes	191,204	421,753
Accrued liabilities	998,287	496,698
Current portion of obligation under capital leases	1,195,366	710,375
Deferred income	91,900	68,245
Deferred income taxes	25,858	22,770
Current portion of term notes	2,240,356	2,439,046
Current portion of other notes payable	303,030	28,736
Due to related parties	8,143	2,501
Total current liabilities	9,938,865	7,926,661
Term notes	13,565,421	14,430,776
Notes payable to related parties	1,500,000	1,500,000
Other payable	303,030	-
Obligation under capital lease	3,184,103	1,789,365
Due to related parties	233,203	199,025
	28,724,622	25,845,827
Stockholders' (deficiency)
Share capital
Authorized
50,000,000 no par value preferred shares undesignated, none issued or outstanding
100,000,000 no par value common shares 34,494,623 and 33,253,358 shares issued and outstanding
Common stock	1,439,307	517,990
Additional paid-in capital	4,958,871	3,887,706
Accumulated (deficit)	(12,445,468)	(11,863,862)
Accumulated other comprehensive losses	(825,152)	(117,736)
	(6,872,442)	(7,575,902)
	$21,852,180	$18,269,925

Creative Vistas, Inc.
Consolidated Statement of Operations and Comprehensive (Loss)
For the years ended December 31	2007	2006
Contract and service revenue
Contract	$6,083,768	$5,352,841
Service	33,860,869	25,061,831
Others	46,431	42,225
	39,991,068	30,456,897
Cost of sales
Contract	4,203,159	3,055,938
Service	24,126,027	17,455,096
	28,329,186	20,511,034
Gross margin	11,661,882	9,945,863
Operating expense
Project	1,311,646	1,272,891
Selling	797,759	679,620
General and administrative	8,060,428	7,191,011
	10,169,833	9,143,522
Income from operations	1,492,049	802,341
Interest expenses and other expenses (income)
Net financing expenses	2,955,063	4,617,825
Amortization of deferred charges	182,430	782,881
Foreign currency translation gain	(1,063,838)	-
Derivative instruments	-	943,527
	2,073,655	6,344,233
Loss before income taxes	(581,606)	(5,541,892)
Income taxes	-	-
Net (loss)	(581,606)	(5,541,892)
Other comprehensive (loss):
Foreign currency translation adjustment	(707,416)	(52,721)
Comprehensive (loss)	$(1,289,022)	$(5,594,613)
Basic and diluted weighted-average shares	33,847,266	32,394,008
Basic (loss) per share	$(0.02)	$(0.17)
Diluted (loss) per share	$(0.02)	$(0.17)